FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES ANNOUNCES
FOURTH QUARTER AND 2005 RESULTS
• Record Earnings
• Proved Reserves Reduced
• Cash Reserves Increase

HOUSTON, TX — (February 27, 2006) — Harvest Natural Resources, Inc. (NYSE:HNR) today announced 2005 fourth quarter earnings of $10.5 million, or $0.27 per diluted share, compared with $15.3 million, or $0.39 per diluted share, for the same period last year. Net income for 2005 was $50.8 million or $1.32 per diluted share, compared with 2004 net income of $34.4 million, or $0.90 per diluted share.

Operating cash flow (defined as cash flows from operating activities before changes in operating assets and liabilities) was $27.8 million for the 2005 fourth quarter compared with $31.1 million for the 2004 fourth quarter. Operating cash flow was $119.1 million for 2005 compared with $86.3 million for 2004. See reconciliation to Generally Accepted Accounting Principles (GAAP) in table below.

Proved reserves as of year-end 2005 were reduced to 36.1 million barrels of oil equivalent due to actions taken by the Venezuelan government during 2005.

Harvest President and Chief Executive Officer, James A. Edmiston, said, “Adjusted for prior asset sales, last year produced the best financials results in the Company’s history, yet we faced continuing challenges in the pursuit of our Venezuelan strategy. Net income rose to $50.8 million and operating cash flow increased to $119.1 million, primarily as a result of attractive oil prices. Oil deliveries benefited from the successful drilling program that started during the second half of 2004 increasing production to 29,000 barrels of oil per day (Bopd) by January 2005. However, we were forced to suspend our development program in January 2005 due to actions taken by the Venezuelan government including the refusal of PDVSA and the Ministry of Energy and Petroleum to grant the necessary permits. Without the ability to drill new wells, oil production and deliveries declined throughout 2005 to a year-end level of 22,000 Bopd and our proved reserve estimates were negatively impacted. Absent drilling, oil and gas deliveries will continue to decline. We expect oil deliveries will average approximately 21,000 Bopd for the 2006 first quarter.”

Under Securities and Exchange Commission (SEC) standards, reserves are classified as proved reserves if they are recoverable with reasonable certainty under existing economic and operating conditions. The economic and operating conditions which prevailed at year-end in Venezuela and which continue to prevail today effectively prohibit the Company from developing the reserves previously classified as proved undeveloped. The necessary permits to drill wells have not been granted nor does the Company have certainty the permits will be granted in the future. Consequently, the undeveloped reserves classified as proved undeveloped reserves at December 2004 no longer meet the SEC standard for proved reserves with regard to existing conditions. This has caused proved reserves to be reduced by approximately 50 percent. See Proved Reserves table below. The decline of proved reserves increased the Company’s depletion rate $0.75 per Boe from $2.99 per Boe to $3.74 per Boe for the 2005 fourth quarter and is expected to continue at this level during 2006.

		Proved Reserves
	Total	Developed	Undeveloped
	(amounts in thousands)
Total MBoe (net of 80 percent minority interest) Proved Reserves beginning of the year	84,418	47,176	37,242
Revisions of previous estimates	(37,880)	(638)	(37,242)
Production	(10,433)	(10,433)	—

Proved Reserves end of the year	36,105	36,105	—

The discounted future net cash flows from proved reserves, as mandated by the SEC, at year-end 2005, net to the Company’s 80 percent interest, was $329 million compared with $545 million at December 2004. The Company estimates the uncertainties caused by the actions taken by the Venezuelan government related to future development programs reduced the Company’s 2005 year-end discounted future net cash flows by approximately 60 percent.

In Venezuela, the Company’s 80 percent owned Venezuelan affiliate, Harvest Vinccler, C.A. (HVCA) delivered 8.8 million barrels of oil, or 24,000 barrels of oil per day, and 25.7 billion cubic feet (Bcf) of natural gas for combined total deliveries of 13.0 million barrels of oil equivalent (MMBoe), or 35,700 barrels of oil equivalent per day to PDVSA during 2005. Deliveries for 2004 were 8.2 million barrels of oil and 31.1 Bcf of natural gas for a combined deliveries total of 13.3 MMBoe.

In 2005, the Company received an average price of $24.02 per barrel of oil which included the amortized cost of puts purchased in 2004 to hedge oil prices and the delivery of 0.6 million barrels at an average price of $7.00 per barrel. The 2004 average sales price for oil was $18.90 per barrel. The Company receives $1.03 per thousand cubic feet of natural gas sold.

Edmiston continued, “HVCA continues to operate under the 2005 Transitory Agreement with PDVSA and is negotiating the conversion of our Operating Service Agreement to a Mixed Company. We believe we are making progress and continue to cooperatively work with Venezuelan officials toward that end. However, significant issues remain unresolved and the ultimate outcome remains uncertain.”

Edmiston concluded, “The Company received payment for last quarter’s deliveries of oil and gas and currently has cash of approximately $180 million available to fund our diversification efforts. We will use this cash to build a diversified portfolio of assets in a number of countries that fit within our strategy. We are pursuing opportunities in a number of areas including Russia, the Confederation of Independent States, Middle East and Asia.”

Reconciliation of Non-GAAP measures ($millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Net cash provided by operating activities	$36.1	$36.4	$114.7	$74.1
Changes in operating assets & liabilities	(8.3)	(5.3)	4.4	12.2

Operating cash flow	$27.8	$31.1	$119.1	$86.3

Harvest will hold an earnings conference call today at 10:00 a.m. Central Time to discuss 2005 fourth quarter results. To access the call, dial 785-832-1508, conference ID: Harvest, five to ten minutes prior to the start time. A recording of the conference call will also be available for replay at 402-220-1545. To listen to the live webcast of the call, please visit our website at www.harvestnr.com.

Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent oil and gas exploration and development company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:
Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 899-5714

Amanda M. Koenig
Investor Relations
(281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2004 Annual Report on Form 10-K and subsequent reports.”

1177 Enclave Parkway, Suite 300 • Houston, Texas 77077 • ph: 281.899.5700 fax:
281.899.5702

HARVEST NATURAL RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
($ millions, unaudited)
					December 31,			December 31,
					2005			2004
ASSETS:

CURRENT ASSETS:
	Cash and equivalents						$163.0		$84.6
	Accounts receivable, net						71.7		71.7
	Put options				—				14.2
	Deferred income taxes						3.1		0.3
	Prepaid expenses and other						2.1 1.4

		Total current assets			239.9				172.2

OTHER ASSETS					1.6		2.1

DEFERRED INCOME TAXES					-		6.0

PROPERTY AND EQUIPMENT, net					159.3		187.1

		TOTAL ASSETS			$400.8		$367.4

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:
	Accounts payable, trade and other				$0.4		$8.4
	Accounts payable, related party				9.2		11.1
	Accrued expenses				21.1		29.4
	Deferred revenue				6.7		-
	Income taxes payable						18.9		22.5
	Current portion of long-term debt						5.5		11.8

		Total current liabilities			61.8				83.2

ASSET RETIREMENT LIABILITY					2.1		1.9

COMMITMENTS AND CONTINGENCIES					-		-
MINORITY INTEREST					39.4		39.1

STOCKHOLDERS’ EQUITY:
	Common stock and paid-in capital				188.6		185.6
	Retained earnings						112.7 61.9
	Accumulated other comprehensive loss				-				(0.5)
	Treasury stock						(3.8)		(3.8)

		Total stockholders’ equity			297.5		243.2

		TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY			$400.8		$367.4
-	-	-

			HARVEST NATURAL RESOURCES, INC.
			CONSOLIDATED STATEMENTS OF OPERATIONS
			(in thousands except per BOE and per share amounts, unaudited)

THREE MONTHS ENDED:				December 31, 2005				December 31, 2004

Barrels of oil sold				2,035					2,463
MMCF of gas sold				5,566					7,249
Total BOE				2,963					3,671
Average price/barrel				$25.83					$21.26
Average price/mcf				$1.03					$1.03

						$/BOE				$/BOE

REVENUES:
Oil sales				$52,559					$52,353
Gas sales				5,733					7,466
				58,292		19.67			59,819	16.29

EXPENSES:
Operating expenses				12,839		4.33			10,683	2.91
Depletion and amortization				11,088		3.74			10,960	2.99
Depreciation				778		0.26			505	0.14
General and administrative				5,234		1.77			6,720	1.83
Bad debt recovery				—		—			(598)	(0.16)
Taxes other than on income				1,726		0.58			1,811	0.49
				31,665		10.68			30,081	8.20

INCOME FROM OPERATIONS				26,627		8.99			29,738	8.09

OTHER NON-OPERATING INCOME (EXPENSE)
Investment earnings and other				2,223		0.75			759	0.21
Interest expense				(155)		(0.05)			(365)	(0.10)
Net loss on exchange rates				(3)		-			(4)	-
				2,065		0.70			390	0.11
-
INCOME FROM CONSOLIDATED COMPANIES
BEFORE INCOME TAXES AND MINORITY INTERESTS				28,692		9.69			30,128	8.20
Income tax expense				15,201		5.13			10,169	2.77

INCOME BEFORE MINORITY INTERESTS				13,491		4.56			19,959	5.43
Minority interest in consolidated subsidiary companies				2,981		1.01			4,660	1.27

NET INCOME				$10,510		$3.55			$15,299	$4.16

NET INCOME PER COMMON SHARE:
Basic				$0.28					$0.42
Diluted				$0.27					$0.39
					-					-
Weighted average shares outstanding:
Basic				37.1	million				36.6	million
Diluted				38.4	million				38.7	million

			HARVEST NATURAL RESOURCES, INC.
			CONSOLIDATED STATEMENTS OF OPERATIONS
			(in thousands except per BOE and per share amounts, unaudited)
YEAR ENDED:				December 31, 2005				December 31, 2004

Barrels of oil sold				8,763					8,152
MMCF of gas sold				25,677					31,059
Total BOE				13,042					13,329

Average price/barrel				$24.02					$18.90
Average price/mcf				$1.03					$1.03

						$/BOE				$/BOE

REVENUES:
Oil sales				$210,493				$154,075
Gas sales				26,448					31,991
				236,941		18.17			186,066	13.96

EXPENSES:
Operating expenses				39,723		3.05			33,324	2.50
Depletion and amortization				41,237		3.16			34,150	2.56
Depreciation				2,731		0.21			1,870	0.14
General and administrative				22,819		1.75			21,857	1.64
Bad debt recovery				—		—			(598)	(0.04)
Account receivable write-off on retroactive oil price adjustment				4,548		0.35			-	-
Gain on sale of long-lived assets				-		-			(578)	(0.04)
Taxes other than on income				6,358		0.49			5,561	0.42
				117,416		9.01			95,586	7.18

INCOME FROM OPERATIONS				119,525		9.16			90,480	6.78

OTHER NON-OPERATING INCOME (EXPENSE)
Loss on early extinguishment of debt				-		-			(2,928)	(0.22)
Investment earnings and other				4,205		0.32			2,085	0.16
Interest expense				(3,388)		(0.26)			(7,749)	(0.58)
Net gain (loss) on exchange rates				2,752		0.21			(622)	(0.05)
				3,569		0.27			(9,214)	(0.69)
-
INCOME BEFORE INCOME TAXES AND
MINORITY INTERESTS				123,094		9.43			81,266	6.09
Income tax expense				57,025		4.37			33,288	2.50

INCOME BEFORE MINORITY INTERESTS				66,069		5.06			47,978	3.59
Minority interest in consolidated subsidiary companies				15,230		1.17			13,618	1.02

NET INCOME				$50,839		$3.89			$34,360	$2.57

NET INCOME PER COMMON SHARE:
Basic				$1.38					$0.95
Diluted				$1.32					$0.90
					-					-
Weighted average shares outstanding:
Basic				36.9	million				36.1	million
Diluted				38.4	million				38.1	million

			HARVEST NATURAL RESOURCES, INC.
			CONSOLIDATED STATEMENTS OF CASH FLOWS
			(in thousands, unaudited)

				Three Months Ended December 31,				Year Ended December 31,

			2005		2004		2005		2004

Cash Flows From Operating Activities:
	Net income		$10,510				$15,299	$50,839		$34,360
	Adjustments to reconcile net income to net cash provided by operating activities:
		Depletion, depreciation and amortization	11,867				11,466	43,968		36,020
		Amortization of financing costs	–				–	–		228
		Gain on disposition of assets	–				–	–		(578)
		Write off of unamortized financing costs	–				–	–		936
		Account receivable write-off on retroactive oil price adjustment	–				–	4,548		–
		Allowance for employee notes and accounts receivable	–				(598)	–		(598)
		Deferred compensation expense	(210)				1,132	(745)		1,521
		Non-cash compensation related charges	(303)				466	2,230		2,152
		Minority interest in consolidated subsidiary companies	2,982				4,660	15,230		13,618
		Deferred income taxes	2,982				(1,285)	2,982		(1,285)
	Changes in operating assets and liabilities:
		Accounts and notes receivable	3,760			(15,575)		(4,481)		(27,156)
		Prepaid expenses and other	(1,126)				(116)	(723)		(621)
		Commodity hedging contract	3,767				–	14,947		(14,947)
		Accounts payable	(7,771)				4,611	(8,020)		4,265
		Accounts payable, related party	92				211	(1,860)		506
		Accrued expenses	(78)				7,517	(7,600)		11,409
		Deferred revenue	6,728				–	6,728		–
		Provision for asset retirement liability	113				1,191	188		482
		Income taxes payable	2,781				7,461	(3,566)		13,828

		Net Cash Provided By Operating Activities	36,094				36,440	114,665		74,140
-	-
Cash Flows From Investing Activities:
	Proceeds from the sale of long-lived assets		–				–	–		578
	Additions of property and equipment		(381)			(19,332)		(16,147)		(39,106)
	Decrease in restricted cash		16				–	28		–
	Investment costs		579				(940)	472		(1,156)
		Net Cash Used In Investing Activities	214			(20,272)		(15,647)		(39,684)
-	-
Cash Flows From Financing Activities:
	Net proceeds from issuances of common stock		6				4,089	767		7,451
	Payments on long-term debt		(300)				(1,592)	(6,366)		(91,367)
	Dividends paid to minority interest		(15,000)				(2,500)	(15,000)		(4,600)
		Net Cash Used in Financing Activities	(15,294)				(3)	(20,599)		(88,516)
-	-
		Net Increase (Decrease) in Cash	21,014				16,165	78,419		(54,060)
Cash and Cash Equivalents at Beginning of Period			142,005				68,435	84,600		138,660

Cash and Cash Equivalents at End of Period			$163,019				$84,600	$163,019		$84,600